UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TFS FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2009 annual meeting of stockholders of TFS Financial Corporation (the “Company”) will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 26, 2009, at 9:00 a.m., local time, for the following purposes:

1.	To elect three directors, each to hold office for a three-year term and until his successor has been duly elected and appointed;

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2009; and

3.	To transact all other business that properly comes before the meeting.

Only stockholders of record at the close of business on December 29, 2008, will be entitled to notice of and to vote at the meeting or any adjournment thereof. Stockholders are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope. Alternatively, stockholders may vote via telephone or over the Internet (details are on the proxy card). The principal address of the Company is 7007 Broadway Avenue, Cleveland, Ohio 44105.

By order of the Board of Directors,

Bernard S. Kobak

Secretary

January 15, 2009

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE PROXY CARD OR

VOTE VIA TELEPHONE OR OVER THE INTERNET.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 26, 2009:

This proxy statement and the Company’s 2008 annual report to stockholders are also available at http://www.thirdfederal.com/proxy2009

i

TFS FINANCIAL CORPORATION

7007 Broadway Avenue

Cleveland, Ohio 44105

PROXY STATEMENT

Our Board of Directors is sending you this proxy statement to ask for your vote as a stockholder of TFS Financial Corporation (the “Company,” “we,” “us” or “our”) on certain matters to be voted on at our upcoming annual meeting of stockholders, which will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 26, 2009, at 9:00 a.m., local time. We are mailing this proxy statement and the accompanying notice and proxy card, along with our 2008 Annual Report to Stockholders, on or about January  15, 2009.

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting of Stockholders?

At our annual meeting of stockholders, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of three directors and a proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2009. We are not aware of any other matter that will be presented for your vote at the meeting.

Who Is Entitled to Vote?

Only stockholders of record at the close of business on the record date, December 29, 2008, are entitled to receive notice of and to vote the shares of our common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder as of the record date to cast one vote on each matter acted upon at the meeting. As of the record date, the Company had outstanding 311,518,750 shares of common stock.

What if My Shares Are Held in the Third Federal Savings Associate Stock Ownership Plan or the Third Federal Savings 401(k) Savings Plan?

If you are a participant in the Third Federal Savings Associate Stock Ownership Plan (the “ASOP”) or the Third Federal Savings 401(k) Savings Plan (the “401(k) Plan”) and you own shares of our common stock through those plans, you have received with this proxy statement voting instruction forms with respect to shares you may vote under those plans. Although the trustee or administrator for each plan votes all shares of our common stock held by that plan, each participant may direct the trustee or administrator how to vote the shares of our common stock allocated to his or her plan account. Voting instructions must be provided to the trustee or administrator by February 21, 2009 to be effective. If you own shares of our common stock through either of these plans and do not provide voting instructions to the trustee or administrator by February 21, 2009, the respective trustee or administrator will vote the shares of common stock in accordance with the terms of the respective plans, which provide that the trustee or administrator will vote any shares of our common stock for which it has received no voting instructions in the same proportions as it votes the shares of our common stock for which it has received instructions from plan participants. You also may revoke previously given voting instructions prior to February 21, 2009 by filing with the trustee or administrator either written notice of revocation or a properly completed voting instruction form bearing a later date.

Who Can Attend the Meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, and you will need to bring to the annual meeting a copy of your brokerage statement reflecting your ownership of shares of our common stock as of the record date in order to be admitted.

When and Where Is the Meeting?

The meeting will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 26, 2009, at 9:00 a.m., local time. Parking is available in our visitor parking lot, which you can enter from Aetna Avenue.

What Constitutes a Quorum?

The presence at the meeting, either in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will represent a quorum, permitting the conduct of business at the meeting. Proxies received by the Company but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum. A broker non-vote occurs if your shares are held in “street name” by a broker or nominee and the broker or nominee reports your shares as non-votes because you did not provide your broker or nominee with voting instructions for your shares.

What Vote is Required to Approve Each Proposal, Assuming that a Quorum Is Present at the Annual Meeting of Stockholders?

Proposal One: Election of Directors. The three nominees for director who receive the greatest number of affirmative votes will be elected directors, and abstentions and broker non-votes will not count either for or against any nominee for director.

Proposal Two: Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Accountants. The Audit Committee of our Board of Directors plans to reappoint Deloitte & Touche LLP as the Company’s independent accountants to audit our financial statements for the fiscal year ending September 30, 2009, subject to the ratification of the appointment by our stockholders as required by our bylaws. See page 33 under “Proposal Two: Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Accountants” for additional information. A majority of the votes cast is required for the adoption of this proposal. Abstentions will be treated as cast and will have the same effect as a vote against ratification. Broker non-votes are not considered votes cast either for or against ratification.

How Does Third Federal Savings and Loan Association of Cleveland, MHC Intend to Vote Its Shares?

All stockholder votes will include the vote of Third Federal Savings and Loan Association of Cleveland, MHC, which, as of December 29, 2008, owned 72.91% of our outstanding shares of common stock. As such, the vote of Third Federal Savings and Loan Association of Cleveland, MHC will be determinative of the outcome of any vote or election. Third Federal Savings and Loan Association of Cleveland, MHC intends to vote for the election of the three nominees for director and for ratification of the selection of Deloitte & Touche LLP, and in accordance with the recommendation of our Board of Directors on any other matter that properly comes before the meeting.

How Do I Vote?

You may cast your vote in person at the meeting or by any one of the following ways:

By Telephone: You may call the toll-free number printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Telephone voting is available 24 hours a day. If you vote by telephone, you should not return a proxy card.

Over the Internet: You may visit the web site printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Internet voting is available 24 hours a day. If you vote over the Internet, you should not return a proxy card.

By Mail: You may mark, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope.

If you sign, date and return the enclosed proxy card or vote by telephone or via the Internet, the shares of common stock represented by your proxy will be voted as you specify. If you return a signed and dated proxy card, but do not indicate how your shares of common stock should be voted, the shares of common stock represented by your proxy will be voted to elect the directors set forth under the caption “Election of Directors” and for ratification of the selection of Deloitte & Touche LLP.

Will My Shares Be Voted if I Do Not Provide Instructions to My Broker?

If you are the beneficial owner of shares held in “street name” by a broker or other nominee, the broker or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not provide your broker or other nominee instructions as to how your shares are to be voted, your broker or other nominee will not be able to vote your shares in the election of directors or with respect to the ratification of the Company’s independent accountants, and your shares will not be voted with respect to either matter. We urge you to provide instructions to your broker or nominee so that your vote may be counted on these important matters. You should vote your shares by following the instructions provided on the enclosed proxy card and return the proxy card to your broker or other nominee in a timely manner to ensure that your shares are voted on your behalf.

May I Revoke My Proxy or Change My Vote?

You may revoke or change your vote at any time before your proxy has been exercised by filing a written notice of revocation or a duly executed proxy bearing a later date with the Company at the Company’s principal address indicated on the attached Notice of Annual Meeting of Stockholders, by submitting another timely, later-dated vote by telephone or Internet or by giving notice of revocation to the Company in open meeting. However, your presence at the annual meeting alone will not be sufficient to revoke your previously granted proxy or vote.

How Will the Proxy Solicitation Be Conducted?

This solicitation of proxies is made by and on behalf of our Board of Directors. The cost of the solicitation of your proxy will be borne by the Company. In addition to solicitation of proxies by mail and electronically, officers and regular associates of the Company may solicit proxies in person, by telephone or facsimile. These officers and associates will not receive any additional compensation for their participation in the solicitation process.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our bylaws divide our Board of Directors into three classes of four directors each. Anthony W. Zepp retired as a director effective January 1, 2009 creating a vacancy on the Board of Directors in the class to be elected at the annual meeting. As a result of the retirement of Mr. Zepp, the Board intends to amend the bylaws to reduce the number of directors to 11 from 12. As such, you will be voting on the election of three directors, each of whom would serve a three-year term expiring in 2012 and until his or her successor is elected and appointed.

At the annual meeting of stockholders, unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect Messrs. Asher and Kobak and Ms. Piterans.

If for any reason any of the nominees is unable to serve as a director at the time of the election (which is not expected), the shares of common stock represented by your proxy will be voted for the election of a substitute nominee recommended by our Board of Directors, acting as our nominating committee.

The following table sets forth information regarding the composition of our Board of Directors:

Name	Age	Position(s) Held in TFS Financial Corporation	Director Since	Term of Office Expires
Nominees for Director

Anthony J. Asher	70	Director	2008	2009
Bernard S. Kobak	80	Secretary and Director	1993	2009
Marianne Piterans	54	Director of Human Resources and Director	2006	2009

Directors Continuing in Office

Marc A. Stefanski	54	Chairman of the Board, President, Chief Executive Officer and Director	1987	2010
Thomas J. Baird	53	Director	2005	2011
Martin J. Cohen	55	Director	2006	2010
Robert A. Fiala	55	Director	2005	2010
John J. Fitzpatrick	68	Director	2006	2011
James S. Gascoigne	55	Director	1995	2010
William C. Mulligan	55	Director	2007	2011
Paul W. Stefanik	84	Director	1993	2011

Our Board of Directors recommends that stockholders vote FOR the nominees for election set forth above.

Business Experience of Each Nominee for Director

Anthony J. Asher is the Chairman of Weston, Inc., a real estate ownership firm that is one of the largest industrial property owners in the Cleveland, Ohio area, and which Mr. Asher founded in 1971.

Bernard S. Kobak is the Corporate Secretary of Third Federal Savings and Loan, a position he has held since 1960. Mr. Kobak joined Third Federal Savings and Loan in 1958 and has served as Executive Vice President since 1963.

Marianne Piterans is Director of Human Resources, Public Relations, Training, Security and Administrative Services for Third Federal Savings and Loan. Prior to joining Third Federal Savings and Loan in 1992, Ms. Piterans served as Senior Vice President of Society National Bank, where she worked for 20 years.

Business Experience of Each Continuing Director

Marc A. Stefanski joined Third Federal Savings and Loan in 1982 and was elected Chairman of the Board and Chief Executive Officer in 1988, succeeding his father in these positions. He was elected President of Third Federal Savings and Loan and the Company in 2000. Mr. Stefanski’s parents, Ben and Gerome Stefanski, founded Third Federal Savings and Loan in 1938.

Thomas J. Baird is the President of Thomas J. Baird, P.A. and the managing partner of Baird & Roselli, a law firm in North Palm Beach, Florida, which he founded in 1990. His practice areas include city, county and local government law; environmental land use law, including eminent domain; real estate; and constitutional law and litigation.

Martin J. Cohen has been a managing partner of H & M Management Company, a real estate management company, since 1975 and is manager and part owner of nine apartment complexes.

Robert A. Fiala is president of the architecture firm ThenDesign, which he founded in 1989. He is also a member of the Willoughby, Ohio, City Council.

John J. Fitzpatrick, Ph.D. is the founder and a partner of Fitzpatrick Associates dba The Family Business Resource Center and The Business Leadership Center, which he founded in 1989. The company offers a variety of consultation services for executives, organizations and family businesses.

James S. Gascoigne is the founder and managing member of Baywater Capital Partners LTD, Baywater Associates, LTD, and Baywater Realty Company Limited, which own and invest in real estate and financial assets and provide related financial services. He also is the founder and president of Baywater Management Company, a real estate management company. Mr. Gascoigne established the Baywater entities in 1998. He also is the founder and president of Fairfax Investment Company.

William C. Mulligan has served as a managing director of Primus Capital Funds, a private equity firm, since 1987. Mr. Mulligan joined Primus Capital Funds in 1985 from McKinsey & Company, Inc., an international management consulting firm. Mr. Mulligan serves as a director of several private companies and two public companies, Universal Electronics, Inc. and Athersys, Inc.

Paul W. Stefanik worked for Third Federal Savings and Loan for 30 years prior to his retirement in 1993. In 1987, Mr. Stefanik was appointed Executive Vice President of Branch Administration, a position he held until his retirement.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

During the fiscal year ended September 30, 2008, our Board of Directors met 11 times and the board of directors of Third Federal Savings and Loan, which consists of the same directors as our Board of Directors, met 12 times. During the fiscal year ended September 30, 2008 or such period during the fiscal year as an individual may have served as a director, no director attended fewer than 75% of the total number of meetings of our Boards of Directors and the total number of meetings held by all committees on which the director served. The Company anticipates that its directors will attend the annual meeting of stockholders. All directors attended last year’s annual meeting of stockholders. Our Board of Directors has established various standing committees, including an Audit Committee, Compensation Committee and Executive Committee. The full Board of Directors acts as the nominating committee.

Independent Directors

A majority of our Board of Directors and all members of the Audit Committee and Compensation Committee are independent, as affirmatively determined by our Board of Directors consistent with the criteria established by the NASDAQ Stock Market.

Our Board of Directors conducts an annual review of director independence for all current nominees for election as directors and all continuing directors. In connection with this review, our Board of Directors considers all relevant facts and circumstances relating to relationships that each director, his or her immediate family members and their related interests had with the Company and its subsidiaries.

As a result of this review, our Board of Directors affirmatively determined that nominee Mr. Asher and continuing directors Messrs. Baird, Cohen, Fiala, Fitzpatrick, Mulligan and Stefanik are independent. Our Board of Directors determined that Mr. Stefanski, Ms. Piterans and Mr. Kobak are not independent because they are associates of the Company.

Our Board of Directors also determined that Mr. Gascoigne is not independent because of his business relationship with Third Capital, Inc., a wholly owned subsidiary of the Company. Mr. Gascoigne, in addition to his duties as a director of Third Federal Savings and Loan, the Company and Third Federal Savings and Loan Association of Cleveland, MHC, controls Baywater Capital Partners LTD, Baywater Realty Company LTD, Baywater Management Company and Fairfax Investment Company. These entities provide real estate and management services to Hazelmere Investment Group I LTD and Hazelmere of California LP, which are 70% owned by Third Capital, Inc., or have participating economic interests in the cash flows and capital proceeds of the Hazelmere entities. Fairfax Investment Company is the general partner of Hazelmere of California LP. During the fiscal year ended September 30, 2008, the Baywater entities collectively received management fees of $689,985 from the Hazelmere entities. Third Capital, Inc. received distributions, including cash flows and capital proceeds, totaling $1,558,824 during the year.

Additionally, while our Board of Directors has determined that Mr. Fiala is independent, in making this determination it considered that an architectural firm owned by Mr. Fiala rendered services to a subsidiary of the Company in an amount less than $60,000.

Executive Session

The non-management directors of our Board of Directors meet periodically in executive session without management.

Nominating Committee

Our Board of Directors has determined that the Company is a “Controlled” company, as defined by the NASDAQ Stock Market, because Third Federal Savings and Loan Association of Cleveland, MHC currently owns more than 50% of our common stock. Therefore, the full Board of Directors acts as our nominating committee and met once in this capacity during the fiscal year ended September 30, 2008. In that capacity, our Board of Directors recommended a slate of nominees for election by stockholders at the Company’s annual meeting of stockholders.

As set forth in our Policy and Procedures for Stockholder Recommendations for Director Candidates (the “Policy”), our Board of Directors will consider suggestions forwarded by stockholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for our Board of Directors’ consideration, a stockholder may submit the candidate’s name, qualifications and other pertinent information required by the Policy to the Company’s Secretary at the following address: 7007 Broadway Avenue, Cleveland, Ohio 44105. Our Board of Directors has not established specific minimum qualifications that a candidate must have in order to be recommended for election to our Board of Directors. However, in determining qualifications for new directors, our Board of Directors will consider a potential member’s qualification as independent under the NASDAQ Stock Market listing standards, as well as his or her age, skill and experience in the context of the needs of the Board of Directors.

Under our bylaws, no nomination for director, except one made by the Board of Directors, will be voted upon unless the nomination is made in writing and delivered to the Company’s Secretary at least 30 days prior to the date of the annual meeting. Upon delivery, a nomination will be posted in a conspicuous place in each office of the Company. Ballots bearing the names of all persons nominated by the Board of Directors and by stockholders will be provided for use at the annual meeting. If the Board of Directors fails or refuses to act in regard to nominations for directors at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any holders of shares of common stock entitled to vote, and will be voted upon.

Our Board of Directors has recommended for election each of the nominees identified in “Proposal One: Election of Directors” on page 4.

A current copy of the Policy and Procedures for Stockholder Recommendations for Director Candidates is available to stockholders on the Company’s web site, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations at 7007 Broadway Avenue, Cleveland, Ohio 44105.

Audit Committee

The Audit Committee consists of Messrs. Mulligan (Chairman), Asher, Cohen and Stefanik. The Audit Committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and our Board of Directors. The Audit Committee also serves as our Qualified Legal Compliance Committee. Each member of the Audit Committee is independent in accordance with the listing standards of the NASDAQ Stock Market and under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. Our Board of Directors has determined that Mr. Mulligan is an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission. The Audit Committee met five times during the fiscal year ended September 30, 2008.

A current copy of the Audit Committee’s charter is available to stockholders on the Company’s web site, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations at 7007 Broadway Avenue, Cleveland, Ohio 44105.

Compensation Committee

The members of the Compensation Committee of the Board of Directors (the “Committee”) are Messrs. Fiala (Chairman), Baird (Vice Chairman), Asher and Fitzpatrick. The Committee held 23 meetings during the fiscal year ended September 30, 2008.

The Committee is responsible for assisting our Board of Directors in overseeing the following primary areas:

•

Reviewing and approving the goals and objectives relevant to the compensation of the Chief Executive Officer and the Company’s other executive officers and ensuring those goals are aligned with the Company’s short- and long-term objectives;

•	Reviewing, at least annually, the structure and compensation opportunities available under the Company’s executive and associate compensation plans in light of the Company’s goals and objectives;

•	Reviewing and approving salary, annual and long-term incentive compensation targets, performance objectives and payments for the executive officers of the Company;

•

Evaluating, at least annually, the performance of the executive officers in light of the Company’s strategic plan and the goals and objectives of the Company’s executive compensation plans and establishing future compensation levels based upon this evaluation;

•	Reviewing and approving grants and awards to the executive officers and other participants under equity-based compensation plans, based on achievement of pre-determined goals and objectives;

•	Reviewing and approving compensation for members of our Board of Directors and any of its committees; and

•	Reviewing and approving any employment agreement or severance agreement to be made with any existing or prospective executive officer of the Company.

The Committee engages a compensation consultant to assist in the design of the Company’s compensation program and the review of its effectiveness.

A copy of the Committee’s charter is available to stockholders on the Company’s web site, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations at 7007 Broadway Avenue, Cleveland, Ohio 44105.

Executive Committee

The Executive Committee, which currently consists of Messrs. Stefanski (Chairman), Kobak, Gascoigne and Mulligan, possesses the power of our Board of Directors during intervals between meetings of our Board of Directors in order to address various items, including rate changes and approval of agreements and contracts. The Executive Committee does not possess the power to fill vacancies on our Board of Directors or any Board of Directors committees. The Executive Committee held 35 meetings in fiscal 2008.

Code of Conduct and Code of Ethics

The Company has adopted policies governing the activities of both the Company and Third Federal Savings and Loan, including a code of conduct and a code of ethics for senior financial officers. The code of conduct applies to all associates and directors, and addresses conflicts of interest, the treatment of confidential information, general associate conduct and compliance with applicable laws, rules and regulations. The code of ethics for senior financial officers applies to the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, and addresses adherence to standards of integrity and professionalism when conducting and reporting the Company’s financial affairs. In addition, the codes are designed to deter wrongdoing and to promote honest and ethical conduct, full and accurate disclosure and compliance with all applicable laws, rules and regulations. The codes are posted on the Company’s web site, www.thirdfederal.com, under “Investor Relations.” Any waiver of any provision of either code granted to an executive officer or director may be made only by our Board of Directors. There were no waivers granted during fiscal year 2008.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting practices on behalf of our Board of Directors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The Company’s independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements of the Company contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2008 with management;

•

Discussed with the Company’s independent accountants the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received the written disclosures and the letter from the Company’s independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence.

Based on the reviews and discussions described in the preceding bulleted items, the Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended September 30, 2008 be included in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”).

Audit Committee

William C. Mulligan, Chairman

Anthony J. Asher

Martin J. Cohen

Paul W. Stefanik

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion and analysis should be read in conjunction with the information presented in the compensation and award tables, the footnotes to those tables and the related disclosures appearing later in this proxy statement. The tables and related disclosures contain specific information about the compensation earned or paid during the fiscal year ended September 30, 2008. The Company completed an initial public offering during the second half of fiscal year 2007, and certain of its compensation programs were evaluated during late 2007 and 2008 in light of its new public company status. As part of that evaluation, the Company retained a compensation consultant, Exequity, LLP (the “Compensation Consultant”), to advise on the design of stock-based incentive compensation plans and to review its compensation programs in light of its public company status.

The tables and related disclosures that follow cover the following individuals, whom we refer to as our named executive officers:

•	Marc A. Stefanski, President and Chief Executive Officer;

•	Ralph M. Betters, Chief Information Officer, Third Federal Savings and Loan Association;

•	David S. Huffman, Chief Financial Officer;

•	Marianne Piterans, Director of Human Resources, Third Federal Savings and Loan Association; and

•	John P. Ringenbach, Chief Operating Officer, Third Federal Savings and Loan Association.

Each of the named executive officers is an officer of the Company and employed by Third Federal Savings and Loan. Of the total compensation paid to each named executive officer, a portion of such compensation is allocated as being paid by the Company while the remainder is allocated as being paid by Third Federal Savings and Loan. All discussion of compensation paid to the named executive officers refers to the combined amount of compensation paid by the Company and Third Federal Savings and Loan.

The compensation and benefits payable to the Company’s directors and executive officers are established by or under the supervision of the Committee. During the time period when decisions were made with respect to the compensation described in this discussion and analysis, the Committee consisted of three members, Robert A. Fiala (Chairman), Thomas J. Baird (Vice Chairman) and John J. Fitzpatrick, each of whom is an independent director within the meaning of the listing standards of the NASDAQ Stock Market, a disinterested director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and a “non-employee director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Anthony J. Asher was appointed to the Committee on September 25, 2008 and did not participate in Committee meetings prior to that date.

The purposes of the Committee, among others, are to discharge our Board of Directors’ responsibilities relating to compensation of the Company’s directors and executive officers and to approve and evaluate the director and executive officer compensation plans, policies and programs of the Company. The Committee’s charter provides that the Committee will generally meet quarterly or as needed. During fiscal year 2008, the Committee held 23 meetings. The Committee met frequently during the Company’s first full fiscal year of being a public company in order to evaluate equity compensation and incentive compensation plan alternatives and to design the plans that were approved by the stockholders on May 29, 2008, as well as to consider fully the equity awards to be granted to officers and other participants in fiscal year 2008. The agenda for each meeting is established by the Chairman of the Committee. The Committee generally invites the Company’s Director of Human Resources, and frequently invites other members of senior management and outside advisors, as necessary, to participate in its deliberations. In addition, the Committee meets in executive session without management at each meeting.

Compensation Philosophy and Objectives

In making decisions with respect to compensation for our named executive officers and other executives, the Committee is guided by the following philosophies and objectives:

•

We must attract, retain and motivate superior associates, including executives, for our flat business structure to be effective. Our flat business structure is intended to provide a framework for effective and prompt decision making, associate job satisfaction, the sharing of resources and the ability to respond quickly to changes in the marketplace.

•

Our compensation program should be competitive and comprehensive, consist of base salary, annual incentives, long-term incentives and benefits, and support our operating strategy of emphasizing teamwork and personal and professional enhancement through cross-training and efficiency.

•

Our compensation program should motivate and reward our executives for sustained performance through the use of performance-based cash and equity compensation tied to short, intermediate and long-term goals designed to facilitate the achievement of the Company’s business objectives and the enhancement of stockholder value.

Elements of Our 2008 Compensation Program for Named Executive Officers

The following elements were included in our compensation program for named executive officers during fiscal year 2008:

Element of Compensation	Associates Covered	Description	Key Objectives Promoted

Annual Compensation
• Base Salary	All salaried associates	Fixed annual compensation paid in accordance with our regular payroll procedures during the year.	Designed to be market competitive and enable the Company to attract and retain talented associates.

• Semi-Annual Performance Based Cash Bonuses	Approximately 955 associates	Variable cash bonuses. Bonuses for the named executive officers are based on performance against pre-established goals over the two semi-annual periods of the fiscal year.	Designed to motivate and reward achievement of short-term financial, operational and strategic business goals.

Long-Term Compensation
• Stock Options	Approximately 120 associates	Right to purchase common stock at a set price for a period of time after the right vests.	Designed to be market competitive, motivate and reward achievement of stock price growth, and align associates’ interests with those of the Company’s stockholders. Also designed to retain executives.

• Restricted Stock Units	Approximately 120 associates	Units representing a right to receive shares of common stock that vest as a result of continued employment for a stated period of time.	Designed to retain executives, motivate and reward achievement of stock price growth and align associates’ interests with those of the Company’s stockholders.

Other Compensation Elements
• Third Federal Savings Retirement Plan	Approximately 740 associates	Company funded defined benefit retirement plan provided to associates; the amount of the benefit depends on an associate’s years of service with the Company and average annual compensation. The plan was closed to new associates as of December 31, 2002.	Designed to be market competitive and enable the Company to retain talented associates who are eligible to participate.

Element of Compensation	Associates Covered	Description	Key Objectives Promoted
• Third Federal 401(k) Savings Plan	All associates	A 401(k) retirement savings plan that enables associates to defer up to 75% of their compensation with a Company matching contribution of up to 4% of an associate’s contributions. The Plan also provides profit sharing contributions as determined by the Board. The Company also makes contributions to the Plan on behalf of associates not participating in the Third Federal Savings Retirement Plan as determined by the Board.	Designed to be market competitive and enable the Company to attract and retain talented associates.

• Executive Retirement Benefit Plan	5 executives	A Company funded defined contribution retirement plan that credits a percentage of quarterly compensation to each participant’s account. Subject to vesting provisions, the account balance is distributed upon a separation from service.	Designed to enable the Company to attract and retain talented executives.

• Benefit Equalization Plan	5 executives	A retirement savings plan that enables executives to defer a portion of their cash compensation and provides Company matches and profit sharing contributions that would have been payable under the 401(k) plan, but for certain limits established by law.	Designed to enable the Company to attract and retain talented executives.

• Associate Stock Ownership Plan	All associates	A plan that enables our associates to acquire shares of common stock of the Company.	Designed to help align associates’ interests with those of the Company’s stockholders.

• Other Benefits	All associates	Health, life and disability insurance benefits.	Designed to be market competitive and enable the Company to attract and retain talented associates.

Element of Compensation	Associates Covered	Description	Key Objectives Promoted
• Perquisites	7 associates	Personal benefits provided to executives, such as financial, retirement and estate planning programs, a personal health management program, and a company car program.	Designed to be market competitive and to facilitate associates’ attention to the Company’s business.

Compensation Setting Process

On an annual basis, the Committee reviews and recommends compensation levels for executive officers based on the Company’s performance, the performance of the executive officers as a group, individual performance and experience and market comparisons.

For fiscal year 2008, the Company retained the Compensation Consultant to assist the Committee in its process of identifying and establishing a comparator group of companies, reviewing the compensation programs of the members of the comparator group and making recommendations and providing advice with respect to the compensation of the Company’s executive officers. As previously discussed, the Compensation Consultant also was engaged to advise on the design of incentive compensation plans.

In fiscal year 2008, the Committee decided to review the comparator group utilized in fiscal year 2007, as the comparator group had been established prior to the Company’s initial public offering. The Compensation Consultant proposed a group of companies that were of similar asset size and within the same general industry classification as the Company. After reviewing the group and discussing it with the Compensation Consultant, the Committee established a comparator group comprised of publicly traded thrifts and mortgage finance companies with assets between $5 and $17 billion. The companies included in the comparator group for fiscal year 2008 were as follows:

• Accredited Home Lenders	• Flagstar Bancorp
• BankAtlantic Bancorp.	• Franklin Bank Corp.
• BankUnited Financial Corp.	• Fremont General Corp.
• Capitol Federal Financial (MHC)	• MAF Bancorp, Inc.
• Centerline Holding Co.	• MGIC Investment Corp.
• Corus Bankshares, Inc.	• NewAlliance Bancshares, Inc.
• Delta Financial Corp.	• Northwest Bancorp, Inc. (MHC)
• Doral Financial Corp.	• People’s United Financial
• Downey Financial Corp.	• Provident Financial Services, Inc.
• FirstFed Financial Corp.	• Washington Federal, Inc.
• First Niagara Financial Group, Inc.

The Committee does not benchmark the named executive officers’ compensation against this comparator group. For example, the Committee does not set compensation for our executives at a pre-determined level in relation to this group, such as the median level of compensation reported by this group, or by applying a formula to the compensation reported by this group. Instead, as the first step in the compensation setting process, the Committee reviews the compensation data for the comparator group to assess the competitiveness of the Company’s compensation programs and its ability to achieve the philosophies and objectives of its compensation programs.

In making determinations on the mix and amount of executive compensation, the Committee reviews all components of executive compensation, including base salary, semi-annual performance-based cash bonuses, long-term incentives, associate benefits, costs of perquisites and any other form of compensation received from the Company. The Committee believes that the total compensation opportunity available to executive officers should consist of base salary, performance-based cash bonuses, long-term incentives, retirement and other associate benefits and perquisites, each of which is a common compensation component for executive officers at companies in the comparator group. The Committee has no mandatory policy for the allocation between base salary, semi-annual performance-based cash bonuses, and long-term incentives. For fiscal year 2008, the mix of pay was heavily weighted toward long-term incentives in order to create a strong link between executive pay and long-term stockholder value creation and encourage long-term retention. To motivate and reward current-year performance, a significant percentage of total cash compensation for the Company’s executive officers, including the named executive officers, during fiscal year 2008 was allocated to semi-annual performance-based cash bonus awards.

As part of the compensation setting process, the Committee reviews with Mr. Stefanski the compensation data for his direct reports, and considers Mr. Stefanski’s recommendations for his direct reports. Mr. Stefanski’s review attributes significant weight to how the named executive officers performed as a team, rather than simple individual performance, because of the Company’s culture of rewarding teamwork. As a result, internal pay equity plays a significant role in the Committee’s analysis of compensation for the named executive officers and its final determination of compensation. In making its final determinations, the Committee was less focused on market pay for each individual executive officer (other than Mr. Stefanski), and more focused on how the aggregate pay of the named executive officers (other than Mr. Stefanski) compared to aggregate market values.

As Chairman and Chief Executive Officer, Mr. Stefanski’s compensation is significantly higher than that of the other named executive officers due to his scope of responsibility, his tenure and experience with the Company, his impact on the performance of the Company, and the competitive compensation levels for Chief Executive Officers of comparator companies. Mr. Stefanski also is an integral part of our marketing campaign as spokesman, and his family’s name is an important part of our brand image.

Elements of Compensation

The elements of the Company’s executive compensation program for fiscal year 2008 consisted of base salary; semi-annual performance-based cash bonuses; stock options; restricted stock units; retirement benefits in the form of a defined benefit pension plan, a qualified defined contribution plan with a profit-sharing component, a supplemental executive retirement plan and non-qualified deferred compensation plans; an associate stock ownership plan; and life insurance, health insurance and other perquisites and personal benefits.

Base Salary. The Company defines base salary as a “fixed” amount of money that associates, including the named executive officers, receive in exchange for sustained performance of job duties and responsibilities over time. Base salary is intended to provide the Company the ability to attract and retain the highest quality professionals in their fields. The Company reviews the base salary of its executive officers annually to determine competitiveness with the comparator group. Based on a comparison of base salaries of the named executive officers to comparable executives of companies in the comparator group, the Company did not increase the base salary of any named executive officer for fiscal year 2008. As a result, the base salary of each named executive officer during fiscal year 2008 was:

Named Executive Officer	Base Salary ($)
Marc A. Stefanski	900,000
John P. Ringenbach	367,992
Marianne Piterans	306,580
Ralph M. Betters	288,926
David S. Huffman	276,964

Semi-Annual Performance-Based Cash Bonuses. All of the Company’s associates, including the named executive officers, are eligible to receive semi-annual performance-based cash bonuses. This program is intended to provide an incentive for superior performance and payouts that are competitive with the market in terms of amount. The Company believes that paying these bonuses on a semi-annual, rather than an annual, basis focuses associates on achieving goals throughout the year by recognizing and rewarding associates concurrently with their performance and contributions.

The Committee has discretion concerning the factors it deems relevant and considers in determining whether a bonus is paid and, if a bonus is paid, the amount of the bonus. Among the factors considered by the Committee are performance by the Company against measures established prior to the beginning of each semi-annual period, including overall bank performance measures. The measures established for fiscal year 2008 are listed in the tables below. The Committee considers performance with respect to all established measures as a group, rather than assigning any specific weighting to each individual measure, and, as discussed below, the Committee believed actual performance with respect to these measures as a group exceeded expectations during both semi-annual periods in fiscal year 2008. The Committee also considers the recommendation of Mr. Stefanski with respect to bonuses for the other executive officers, which recommendation emphasizes how the officers performed as a team, rather than individually.

In determining the performance measures for both semi-annual periods during fiscal year 2008, the Company’s President and Chief Executive Officer and its Chief Financial Officer worked with the Chief Operating Officer of Third Federal Savings and Loan to determine the measures that would need to be accomplished in order for the Company to grow as planned during fiscal year 2008 while reducing exposure to interest rate risk. The measures were largely based on Office of Thrift Supervision (“OTS”) measures and what these executive officers viewed as required to grow the Company’s customer base and product offerings. Once these executive officers had determined the measures, they presented them to the Committee for review and approval. By using an interest rate risk measure and OTS measures concerning capital preservation and liquidity, the Committee believes that the bonuses do not create an incentive for the executive officers to cause the Company to take undue risk.

For the periods October 1, 2007 to March 31, 2008 and April 1, 2008 to September 30, 2008, 75% of the bonus was to be based on objective measures and 25% of the bonus was to be based on subjective measures. Certain of the performance measures approved by the Committee and the Company’s performance with respect to those measures were as follows (with the first five measures being calculated in accordance with the applicable OTS definition):

October 1, 2007 to March 31, 2008

Measurement	Threshold	Target	Maximum	Actual
Capital Preservation – Core	4.00%	5.00%	6.00%	13.16%

Capital Preservation – Risk Based	8.00%	10.00%	12.00%	20.30%

Interest Rate Risk – Exposure Net Portfolio Value	6.00%	8.00%	—	11.79%

Interest Rate Risk – Sensitivity	4.00% or less	3.75% or less	—	1.51%

Liquidity Parameters	—	2.00%	—	14.24%

Full-Time Associate Staffing	—	1,000 or less	—	926

April 1, 2008 to September 30, 2008

Measurement	Threshold	Target	Maximum	Actual
Capital Preservation – Core	4.00%	5.00%	6.00%	12.05%

Capital Preservation – Risk Based	8.00%	10.00%	12.00%	17.55%

Interest Rate Risk – Exposure Net Portfolio Value	6.00%	8.00%	—	9.76%

Interest Rate Risk – Sensitivity	4.00% or less	3.75% or less	—	2.36%

Liquidity Parameters	—	2.00%	—	8.93%

Full-Time Associate Staffing	—	1,000 or less	—	946

The Committee also considered performance measures concerning increases in deposit customers and increases in home equity line of credit customers. The Company performed at the threshold level with respect to increases in deposit customers and in excess of maximum with respect to increases in home equity line of credit customers.

The Committee considered performance at the threshold level with respect to the established measures to be the minimum performance acceptable. The Committee considered performance at the maximum level to be exceptional performance with respect to measures for which a maximum level was set. The performance level with respect to each measure was considered in the Committee’s determination of bonuses.

The Committee also considered the Company’s Community Reinvestment Act Rating and Safety and Soundness Rating as well as subjective measures concerning expansion of branch offices in Florida, improved branch efficiency in northern Ohio and maintenance of a conclusion of no material weaknesses with respect to the Company’s audit. The Committee believed that performance with respect to the subjective measures during this period met or exceeded expectations.

Based on the Company’s performance in excess of target with respect to the previously mentioned performance measures (other than increased deposits) during this period and in excess of the maximum with respect to certain measures, the Company’s low 3.6% associate turnover for the fiscal year, and with respect to the named executive officers other than Mr. Stefanski, the recommendation of Mr. Stefanski, the named executive officers received a semi-annual cash bonus of 50% of base compensation for each period. The dollar amount of such bonuses was as follows:

	Bonus ($)
Named Executive Officer	10/1/2007- 3/31/2008	4/1/2008- 9/30/2008	Total
Marc A. Stefanski	450,000	450,000	900,000
John P. Ringenbach	183,996	183,996	367,992
Marianne Piterans	153,290	153,290	306,580
Ralph Betters	144,463	144,463	288,926
David S. Huffman	138,482	138,482	276,964

Long-Term Incentives. Fiscal year 2008 represented the first year in which we awarded equity grants under the TFS Financial Corporation 2008 Equity Incentive Plan (the “2008 Equity Incentive Plan”). The objectives of the equity grants are to:

•	Link executive compensation and our long-term stock price performance;

•	Better align key associates with our stockholders’ interests; and

•	Provide opportunity for long-term compensation that is competitive with comparator companies and sufficient to attract and retain executive talent to effectively manage our business objectives.

In developing our initial grant sizes for long-term incentive awards to named executive officers, the following were considered:

•	A competitive analysis of initial long-term incentive awards by other mutual banks who have completed a conversion or an initial public offering;

•	Each executive’s role within our Company; and

•	The cost and share usage associated with the proposed grants.

The mutual banks that completed a conversion or an initial public offering who were included in our competitive analysis and the timing of their conversions or initial public offering are as follows:

Name	Date of Conversion or IPO	Name	Date of Conversion or IPO
Abington Bancorp	12/16/04	Liberty Bancorp	07/24/06

American Bancorp of New Jersey	10/05/05	Lincoln Park Bancorp	12/20/04

Atlantic Coast Federal	10/04/04	Monadnock Community Bancorp	06/29/04

BankFinancial	06/23/05	Naugatuck Valley Financial	09/30/04

Benjamin Franklin Bancorp	04/04/05	Ocean Shore Holding	12/21/04

BV Financial	01/12/05	Partners Trust Financial Group	04/03/02

Cheviot Financial	01/05/04	Peoples United Financial	04/16/07

Citizens Community Bancorp	03/29/04	PSB Holdings	10/04/04

Clifton Savings Bancorp	03/03/04	Rockville Financial	05/23/05

Home Federal Bancorp	1/21/05	Rome Bancorp	10/06/99

Investors Bancorp	10/11/05	SFSB	12/30/04

Kearny Financial	02/23/05	SI Financial Group	09/30/04

Kentucky First Federal Bancorp	03/02/05	TierOne	10/01/02

K-Fed Bancorp	03/30/04	United Community Bancorp	03/30/06

Lake Shore Bancorp	04/03/06	United Financial Bancorp	07/13/05

The long-term incentive awards granted on August 11, 2008 were intended to motivate our executives to create long-term stock price growth; to align the executives’ interests with our stockholders’ interests; to encourage retention of executives for a long period of time; to recognize and reward our executives for our successful initial public offering; and to reward career contributions to the Company. These initial grants of stock options and restricted stock units represented special grants, rather than annual grants, which we expect to make in the future.

Stock Options. Stock options were included in the special grants to link compensation to stock price appreciation and to support our growth objectives. In order to support retention and reward executives for stock performance over a longer horizon, the options vest 25% annually over a four year period starting on the fourth anniversary of their grant, and remain exercisable until the tenth anniversary of their grant.

Restricted Stock Units. Restricted stock unit awards are designed to support executive retention and increase share ownership, which aligns the recipient’s interests with our stockholders’ interests. For the special grants, the Committee believed a long vesting period was appropriate and determined that the restricted stock units will vest 10% per year on the third through ninth anniversaries of the date of grant and the final 30% of the units will vest on the tenth anniversary of the date of grant. The restricted stock units were granted with dividend equivalents that pay cash to the holder at the same time and to the same extent stockholders receive any dividends.

The Committee made the following grants to the named executive officers on August 11, 2008:

Named Executive Officer	Number of Stock Options	Stock Option Exercise Price	Number of Restricted Stock Units
Marc A. Stefanski	2,530,700	$11.74	701,800
John P. Ringenbach	126,500	$11.74	35,100
Marianne Piterans	126,500	$11.74	35,100
Ralph Betters	126,500	$11.74	35,100
David S. Huffman	126,500	$11.74	35,100

Additional information with respect to the grants to each named executive officer is included under the “Grants of Plan-Based Awards Table For Fiscal Year 2008” on page 25.

Stock Option Granting Practices. Historically, we have not made equity grants to our named executive officers. However, in fiscal 2008, stockholders approved the 2008 Equity Incentive Plan, which permits the Committee to grant associates, including the named executive officers, equity awards. Consequently, in August 2008, the Committee granted stock options and restricted stock units to our named executive officers as previously discussed. The exercise price for the stock options was equal to the fair market value of a share of our common stock on the date of grant, which was the closing price of our common stock on NASDAQ on the date of the Board of Directors meeting at which the award was approved. The exercise price for future grants of stock options is expected to be determined in the same manner.

Retirement Benefits. In addition to the 401(k) Plan and the ASOP, with respect to which the Company’s contributions on behalf of the named executive officers are included in the “Summary Compensation Table” on page 23, each of the Company’s executive officers, including the named executive officers, is eligible to participate in the retirement plans discussed below. The Committee believes these plans provide financial security that promotes retention.

Retirement Plan.  Third Federal Savings and Loan sponsors a defined benefit retirement plan for associates, the Third Federal Savings Retirement Plan (the “Retirement Plan”), and each of the named executive officers participates in the Retirement Plan. Prior to January 1, 2003, an associate became eligible to participate in the Retirement Plan on the first day of the calendar quarter coinciding with or following the date he had both attained age 21 and been credited with a year of eligibility service. The Retirement Plan has been closed to new associates; however, individuals who were already participants in the Retirement Plan on December 31, 2002 continue to accrue benefits under the terms of the Retirement Plan. Upon normal retirement at age 65, a participant will generally be entitled to a monthly benefit equal to 2% of one-twelfth of the participant’s average annual compensation multiplied by the participant’s years of benefit service. In the event a participant continues working after reaching age 65, the participant will be eligible to receive his or her monthly normal retirement benefit for any month in which the participant works less than 40 hours. For these purposes, average annual compensation means the average compensation for each calendar year of employment other than years prior to participation in the Retirement Plan and years in which a participant has less than 1,000 hours of employment, that is, average annual compensation generally is based on the participant’s average compensation over the participant’s career with the Company. Compensation is defined as wages reported on Form W-2, including salary reduction contributions to the 401(k) Plan and flexible benefits plan and excluding certain reimbursements or special amounts such as expense allowances, fringe benefits, moving expenses and welfare benefits. In the event of retirement after age 65, the benefit will be the greater of the normal retirement benefit determined at retirement or the normal retirement benefit determined at age 65, increased by 0.8% for each month of deferral after reaching normal retirement age. The normal form of benefit payment is a monthly payment over the longer of the participant’s lifetime or ten years, and, in the event of the participant’s death, payment to the participant’s beneficiary for the remainder of the ten-year term. Additional information with respect to each named executive officer’s participation in the Retirement Plan is included under “- Pension Benefits” on page 26.

Executive Retirement Benefit Plan.  During fiscal year 2008, each of the named executive officers participated in a Third Federal Savings and Loan Association MHC and Subsidiaries Executive Retirement Benefit Plan (the “Executive Retirement Benefit Plan”). Under the Executive Retirement Benefit Plan, at the end of each calendar quarter, the Company credits to the account of the plan participant an amount equal to 15% of the participant’s compensation for such quarter (20% in the case of Mr. Stefanski). These percentages were established at the time the plans became effective in January 2006. Prior to the beginning of each plan year, each participant elects the distribution form for the amount credited to his or her account. A participant may elect to receive his or her distribution of benefits in a lump sum or in ten annual installments.

Our Board of Directors may offer investment options from which a participant may select for the purpose of determining the earnings to be credited to the participant’s account. If our Board of Directors does not offer investment options or the participant does not elect to participate in the investment options, the participant’s account will be credited with earnings at the rate of 10-year Treasury bonds at the end of each calendar quarter. For the fiscal year ended September 30, 2008, the rate credited was 4.04%.

Each participant vests in his or her account after completion of five years of service. If a participant had already completed five years of service as of his or her plan’s effective date, January 1, 2006, the participant was immediately fully vested in his or her account. Each of the named executive officers had completed five years of service as of his or her plan’s effective date.

The participant’s account balance will be distributed to the participant (or the participant’s beneficiary) in the form elected by the participant following separation from service due to death, disability, normal retirement or separation of service. If the participant does not elect a form of payment, payment will be made in a lump sum distribution. Third Federal Savings and Loan may, in its discretion, establish rabbi trusts to provide a source of payment of obligations under the plans.

As discussed under “- Changes in the Executive Compensation Program for Fiscal Year 2009” on page 21, the Executive Retirement Benefit Plan will not be part of the Company’s compensation program for fiscal year 2009.

Additional information with respect to each named executive officer’s participation in an Executive Retirement Benefit Plan is included under “- Non-Qualified Deferred Compensation” on page 27.

Benefit Equalization Plan.  Third Federal Savings and Loan maintains the Third Federal Savings and Loan Association MHC and Subsidiaries Benefit Equalization Plan (the “Benefit Equalization Plan”) for the purpose of providing benefits to certain executive officers, including each of the named executive officers, that would have been payable under the 401(k) Plan but for the limitations under Sections 401(a)(17), 402(g) and 415 of the Code. The named executive officers are the only participants in the Benefit Equalization Plan. Under this plan, a participant may elect to defer up to 15% of his or her compensation, reduced by the maximum amount of compensation that the participant may defer for the current plan year under the terms of the 401(k) Plan. A participant under the plan is eligible to receive a matching contribution with respect to his or her elective deferrals and a profit-sharing contribution in an amount equal to that which he or she would have received under the 401(k) Plan but for the compensation limits, reduced by the profit-sharing contribution allocated to the participant under the 401(k) Plan for such year. A participant is always 100% vested in his or her account under the plan. A participant may elect to receive his or her distribution of benefits in a lump sum or in ten annual installments.

Our Board of Directors may offer investment options from which a participant may select for the purpose of determining the earnings to be credited to the participant’s account. If our Board of Directors does not offer investment options or the participant does not elect to participate in the investment options, the participant’s account will be credited with earnings at the rate of 10-year Treasury bonds at the end of each calendar quarter. For the fiscal year ended September 30, 2008, the rate credited was 4.04%.

The participant’s account balance will be distributed to the participant (or the participant’s beneficiary), in the form elected by the participant, following the participant’s death, disability, normal retirement or other separation of service. If the participant does not elect a form of payment, payment will be made in a lump sum. At the request of a participant who has an unforeseeable emergency, the board of directors may, in its discretion, distribute all or a portion of the participant’s account. Third Federal Savings and Loan may, but is not required, to establish rabbi trusts to provide a source of payment of obligations under the plan.

Additional information with respect to each named executive officer’s participation in the Benefit Equalization Plan is included under “- Non-Qualified Deferred Compensation” on page 27.

Other Benefits. Third Federal Savings and Loan sponsors medical and dental insurance plans for its associates, as well as short-term and long-term disability plans and life, accidental death and dismemberment insurance policies. The named executive officers participate in these plans. In addition, Third Federal Savings and Loan provides the following benefits:

Executive Life Insurance Bonus Program.  Third Federal Savings and Loan has established an Executive Life Insurance Bonus Program for Messrs. Stefanski, Ringenbach and Betters, whereby the individual executives have acquired insurance policies on their lives and have transferred such policies to life insurance trusts. Third Federal Savings and Loan pays a bonus to the executives annually in amounts sufficient to pay the premiums on the policies. In addition, at year end, Third Federal Savings and Loan provides a tax gross-up to the executives in an amount sufficient to pay the taxes due on the premium payments. The amounts of the bonus and gross-up are included under “All Other Compensation” in the “Summary Compensation Table” on page 23. The death benefits under the insurance policies are as follows: $6.0 million for Mr. Stefanski and $1.5 million for each of Messrs. Ringenbach and Betters.

Executive Disability Insurance Bonus Program.  Third Federal Savings and Loan has established an Executive Disability Insurance Bonus Program for Messrs. Stefanski, Ringenbach and Betters and Ms. Piterans, whereby the individual executives have acquired individual disability policies and Third Federal Savings and Loan pays bonuses to the executives annually in amounts sufficient to pay the premiums on the policies. In addition, at year-end, Third Federal Savings and Loan provides a tax gross-up to the executives in an amount sufficient to pay any taxes due on the bonuses. The amounts of the bonus and gross-up are included under “All Other Compensation” in the “Summary Compensation Table” on page 23.

Financial, Retirement and Estate Planning Program.  Third Federal Savings and Loan sponsors the Financial, Retirement and Estate Planning Program for certain of its executive officers, including the named executive officers, and one additional associate director. Individuals designated by the Board of Directors are eligible to participate in the program during the year in which they are designated and during the two succeeding years. For the year ended September 30, 2008, each of the named executive officers and director Bernard Kobak, who is also a part-time associate, were designated by the Board of Directors to participate in the program, and Messrs. Stefanski, Ringenbach and Kobak participated. Under the program, a participant (or in certain circumstances, his or her surviving spouse) may consult with a financial planning adviser, investment adviser or legal adviser, each of whom may perform such services as are reasonably required, and Third Federal Savings and Loan will pay the fees for those services, up to $40,000 in any one calendar year. The amount of fees paid by Third Federal Savings and Loan is included under “All Other Compensation” in the “Summary Compensation Table” on page 23.

Personal Health Management Program.  Third Federal Savings and Loan also has implemented a personal health management program for the named executive officers that offers participants the opportunity to have annual medical examinations and health risk appraisals on a regular basis.

Company Car Program.  Third Federal Savings and Loan sponsors a company car program under which members of executive management designated by the Chief Executive Officer are provided a new company car and other staff members designated by the Chief Executive Officer receive an assigned company car or have the opportunity to use a company vehicle or receive a gasoline credit card. Messrs. Stefanski and Kobak have each been provided with a company car under the program. The company car program also covers the costs of maintenance and operation of company cars and insurance coverage. The value of the benefits provided under this program is included under “All Other Compensation” in the “Summary Compensation Table” on page 23.

Supplemental Executive Split Dollar Life Insurance.  Third Federal Savings and Loan maintains supplemental life insurance coverage for the named executive officers through an endorsement split dollar life insurance program. Third Federal Savings and Loan owns each of the policies and endorses a portion of the death benefit to the beneficiaries designated by the executive. These arrangements do not provide a death benefit postretirement. Supplemental life insurance death benefit amounts are determined according to the ranges of salary and bonus compensation of the executives, as follows: $4.7 million for Mr. Stefanski; $4.0 million for Mr. Ringenbach; and $2.0 million for each of Messrs. Betters and Huffman and Ms. Piterans. No other executives currently participate in the endorsement split dollar program. The amount of insurance premiums paid with respect to these policies is included under “All Other Compensation” in the “Summary Compensation Table” on page 23.

Changes in the Executive Compensation Program for Fiscal Year 2009

Late in fiscal year 2008, the Committee, with advice from the Compensation Consultant, undertook a review of the most recent executive compensation information reported by companies included in the comparator group in order to establish target cash compensation levels for the named executive officers for fiscal year 2009.

Based on that review, the Committee approved the following base salary for each of the named executive officers during fiscal year 2009:

Named Executive Officer	Base Salary ($)
Marc A. Stefanski	1,080,000
John P. Ringenbach	463,191
Marianne Piterans	392,568
Ralph M. Betters	372,265
David S. Huffman	358,507

The Committee also determined that the Executive Retirement Benefit Plans will not be part of the Company’s executive compensation program for fiscal year 2009. Under those plans, the Company would have credited to the account of the plan participant an amount equal to 15% of the participant’s compensation for fiscal year 2009 (20% in the case of Mr. Stefanski).

Finally, the Committee set the target bonus for Mr. Stefanski at 100% of base salary for fiscal year 2009 and the target bonus for the other named executive officers at 75% of base salary for fiscal year 2009, reduced from a target of 100% of base salary for fiscal year 2008.

The bonuses will be paid in accordance with the TFS Financial Corporation Management Incentive Compensation Plan, if the performance measures established by our Board of Directors prior to commencement of the applicable performance period are satisfied. This plan was approved by our stockholders at our special meeting held on May 29, 2008 and has been structured to satisfy the requirements for the “performance-based compensation” exception to the $1,000,000 limitation on deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. For fiscal year 2009, the Committee intends to utilize two semi-annual performance periods, as was done in prior years.

For fiscal year 2009, the Committee began moving toward a more objective bonus program and established net income, subject to certain adjustments, as the performance measure upon which bonuses will be based for the first semi-annual period of fiscal year 2009. Net income will be adjusted to eliminate the effect, positive or negative, of (i) unexpected events outside of the control of the named executive officers relating to interest rate spreads on asset sales, taxes, regulatory assessments and pension or medical coverage charges and (ii) changes in accounting principles. Net income was chosen as the performance measure because of its direct relationship to the creation of stockholder value.

The Company’s performance in terms of adjusted net income will be used to create a bonus pool that is split among the named executive officers as set forth below. For the first semi-annual period of fiscal year 2009, no bonus pool will be created, and no bonuses will be paid, if adjusted net income is less than $10 million. If adjusted net income for the first semi-annual period is equal to or greater than $10 million, the bonus pool will equal the sum of the following:

a.	9% of adjusted net income up to $10 million;
b.	5% of adjusted net income greater than $10 million and less than or equal to $20 million;
c.	3% of adjusted net income greater than $20 million and less than or equal to $30 million; and
d.	1.5% of adjusted net income in excess of $30 million.

The Committee may reduce the bonus pool otherwise payable based on credit risk measures, interest rate risk measures and certain other subjective factors. By retaining the ability to reduce the bonus pool based on credit risk measures and interest rate risk measures, the Committee believes that the bonus program will not create an incentive for the executive officers to cause the Company to take undue risk.

The named executive officers will each receive the following percentage of the bonus pool, if any, created based on adjusted net income of the Company during the first semi-annual period of fiscal year 2009:

Name	Percentage (%)
Marc A. Stefanski	40.5
John P. Ringenbach	17.4
Marianne Piterans	14.7
Ralph M. Betters	14.0
David S. Huffman	13.4

The maximum bonus payable to a named executive officer for the first semi-annual period of fiscal year 2009 will be $1,500,000.

Employment Agreements and Severance Policy

The Company is not party to an employment agreement or severance agreement with any of the named executive officers. The Company has a policy to review severance for its associates, including the named executive officers, on a case-by-case basis. However, the 2008 Equity Incentive Plan provides for acceleration of vesting of awards upon the occurrence of certain terminations or a change in control. See “- Potential Payments upon Termination or Change in Control” on page 27.

Deductibility of Compensation

The Committee considers Section 162(m) of the Code, which provides certain criteria for the tax deductibility of compensation in excess of $1.0 million paid to the Company’s named executive officers, in determining compensation of the named executive officers. It is the Committee’s intent to maximize deductibility of executive compensation while retaining the discretion needed to compensate executive officers in a manner commensurate with performance and retention. The Company believes that all compensation paid to named executive officers other than Mr. Stefanski during the fiscal year 2008 was fully deductible. A portion of Mr. Stefanski’s performance and insurance-related bonuses as well as dividend equivalents paid by the Company with respect to his restricted stock units and amounts paid by the Company for life insurance, financial planning and tax gross ups were not deductible. The Company expects that a portion of Mr. Stefanski’s compensation for fiscal year 2009 will not be deductible.

Stock Ownership Guidelines

While many of the Company’s executive officers, including the named executive officers, invested a significant amount of money in the Company’s shares during its initial public offering and have acquired shares on the open market and through the 401(k) Plan since the public offering, the Company does not have specific guidelines regarding stock ownership for its executive officers. The Committee believes that shares acquired by the executive officers and the stock option and restricted stock unit awards made in 2008 appropriately align the interests of executive officers with the interests of the Company’s stockholders.

Summary Compensation Table

The following table summarizes the compensation earned during fiscal year 2008 and 2007 by each of the Company’s named executive officers who served as of September 30, 2008. Additional information concerning compensation is included under “- Compensation Disclosure and Analysis.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Marc A. Stefanski, President and	2008	900,000	900,000	179,112	191,007	113,893	426,262	2,710,274
Chief Executive Officer	2007	900,000	900,000	—	—	124,758	453,989	2,378,747

John P. Ringenbach, Chief Operating Officer	2008	367,992	367,992	22,893	22,278	79,524	187,059	1,047,738
	2007	367,992	367,992	—	—	88,711	188,254	1,012,949

Marianne Piterans, Director of Human	2008	306,580	306,580	9,057	9,548	75,877	92,623	800,266
Resources	2007	306,580	306,580	—	—	84,032	93,122	790,315

Ralph M. Betters, Chief Information Officer	2008	288,926	288,926	13,736	13,367	72,268	124,374	801,597
	2007	288,926	288,926	—	—	81,558	127,480	786,890

David S. Huffman, Chief Financial Officer	2008	276,964	276,964	11,774	11,457	70,542	78,690	726,390
	2007	276,963	276,964	—	—	77,305	79,873	711,105

(1) The amounts reported include amounts deferred under the 401(k) Plan and the Benefits Equalization Plan by Messrs. Stefanski, Ringenbach, Betters and Huffman and Ms. Piterans of $78,300, $40,757, $35,844, $34,432 and $34,475, respectively, for the fiscal year ended September 30, 2008, and $81,473, $39,606, $33,281, $32,324 and $34,693, respectively, for the fiscal year ended September 30, 2007.

(2) Semi-annual performance-based bonuses paid if performance objectives are satisfied. Additional information with respect to these bonuses is included under “- Compensation Discussion and Analysis.”

(3) The amounts reported in this column reflect the dollar amount recognized for financial statement purposes for the fiscal year ended September 30, 2008, in accordance with FAS 123(R), of awards pursuant to the 2008 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended September 30, 2008, filed with the SEC on November 26, 2008.

(4) The amounts reported in this column reflect the dollar amount recognized for financial statement purposes for the fiscal year ended September 30, 2008, in accordance with FAS 123(R), of awards pursuant to the 2008 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2008, filed with the SEC on November 26, 2008.

(5) The amounts reported include the aggregate change in the actuarial present value of the named executive officer’s benefit under the Retirement Plan during the fiscal years ended September 30, 2008, and September 30, 2007, respectively, and non-qualified deferred compensation earnings for the fiscal years ended September 30, 2008, and September 30, 2007, respectively, under the named executive officer’s Executive Retirement Benefit Plan and the Benefit Equalization Plan.

(6) The following table lists the various components of compensation paid to the named executive officers and comprising “All Other Compensation” in the Summary Compensation Table above:

All Other Compensation

Name	Year	401(k) Plan Company Match ($)	ASOP Company Contributions ($)	Benefit Equalization Plan Company Contribution ($)	Executive Retirement Benefit Plan Company Contribution ($)	Supplemental Executive Split Dollar Life Insurance ($)	Executive Life Insurance Bonus Program ($)	Executive Disability Insurance Bonus Program ($)	Tax Gross-Ups ($)	Perquisites and Other Personal Benefits ($)	Total All Other Compensation ($)
Marc A. Stefanski	2008	9,200	12,969	62,800	180,000	6,389	39,000	2,041	76,203	37,660	426,262
	2007	9,000	15,000	62,306	179,990	6,028	39,000	2,041	85,169	55,455	453,989

John P. Ringenbach	2008	9,200	9,511	20,239	55,207	7,462	23,000	4,587	45,353	12,500	187,059
	2007	9,000	11,000	20,439	55,207	6,833	23,000	4,587	39,888	18,300	188,254

Marianne Piterans	2008	9,200	10,375	15,326	45,987	2,789	—	3,554	5,392	—	92,623
	2007	9,000	11,000	15,526	46,145	2,635	—	3,554	5,262	—	93,122

Ralph M. Betters	2008	9,200	10,375	13,914	43,338	2,961	19,700	3,038	21,848	—	124,374
	2007	9,000	12,000	14,114	43,347	2,791	19,700	3,038	23,490	—	127,480

David S. Huffman	2008	9,200	9,511	12,957	41,544	2,961	—	—	2,517	—	78,690
	2007	9,000	11,000	13,157	41,552	2,791	—	—	2,373	—	79,873

(1) These amounts represent bonuses paid to the named executive officers to compensate them for taxes they were required to pay on bonuses paid under the Company’s Executive Life Insurance Bonus Program, Executive Disability Insurance Bonus Program, Supplemental Executive Life Insurance Program and all other perquisites and personal benefits.

(2) The following table lists certain perquisites and other personal benefits provided to the named executive officers and comprising “Perquisites and Other Personal Benefits” in the “All Other Compensation” Table above:

Name	Year	Financial Retirement Estate Planning ($)		Personal Use of Company Car ($)	Home Security ($)	Corporate Affiliations ($)	Total Perquisites and Other Personal Benefits ($)
Marc A. Stefanski	2008	25,000		5,730	3,240	3,690	37,660
	2007	40,661	(1)	7,864	3,240	3,690	55,455
John P. Ringenbach	2008	12,500		—	—	—	12,500
	2007	18,300		—	—	—	18,300

(1) Reflects payments made during the 2007 fiscal year. The plan operates on a calendar year basis.

The following table summarizes plan-based awards granted during fiscal year 2008:

Grants of Plan-Based Awards for Fiscal Year 2008

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise of Base Price of Option Awards(3) ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marc A. Stefanski	8/11/2008	—	—	—	—	—	—	701,800	—	—	8,239,132
	8/11/2008	—	—	—	—	—	—	—	2,530,700	11.74	8,022,320

John P. Ringenbach	8/11/2008	—	—	—	—	—	—	35,100	—	—	412,074
	8/11/2008	—	—	—	—	—	—	—	126,500	11.74	401,005

Marianne Piterans	8/11/2008	—	—	—	—	—	—	35,100	—	—	412,074
	8/11/2008	—	—	—	—	—	—	—	126,500	11.74	401,005

Ralph M. Betters	8/11/2008	—	—	—	—	—	—	35,100	—	—	412,074
	8/11/2008	—	—	—	—	—	—	—	126,500	11.74	401,005

David S. Huffman	8/11/2008	—	—	—	—	—	—	35,100	—	—	412,074
	8/11/2008	—	—	—	—	—	—	—	126,500	11.74	401,005

(1) See page 17 for additional information on the terms of these awards.

(2) See page 17 for additional information on the terms of these awards.

(3) Based on the closing price for shares of the Company’s common stock on the date of grant, August 11, 2008.

(4) Calculated (a) for option awards, by multiplying the number of options granted by $3.17, the value of an option calculated in accordance with the Black-Scholes option-pricing model, and (b) for stock awards, by multiplying the number of shares of stock underlying the award by $11.74, the closing share price for a share of the Company’s common stock on the date of grant.

The following table summarizes outstanding option awards and stock awards as of the end of fiscal year 2008:

Outstanding Equity Awards at Fiscal 2008 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(2)	Market Value of Shares or Units of Stock that have not vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (#)
Marc A. Stefanski	0	2,530,700	—	11.74	8/10/2018	701,800	8,786,536	—	—

John P. Ringenbach	0	126,500	—	11.74	8/10/2018	35,100	439,452	—	—

Marianne Piterans	0	126,500	—	11.74	8/10/2018	35,100	439,452	—	—

Ralph M. Betters	0	126,500	—	11.74	8/10/2018	35,100	439,452	—	—

David S. Huffman	0	126,500	—	11.74	8/10/2018	35,100	439,452	—	—

(1) The following table sets forth the vesting schedule for unexercisable stock options:

Date	Stefanski	Ringenbach	Piterans	Betters	Huffman
8/11/12	632,675	31,625	31,625	31,625	31,625
8/11/13	632,675	31,625	31,625	31,625	31,625
8/11/14	632,675	31,625	31,625	31,625	31,625
8/11/15	632,675	31,625	31,625	31,625	31,625

(2) The following table sets forth the vesting schedule for restricted stock units not yet vested:

Date	Stefanski	Ringenbach	Piterans	Betters	Huffman
8/11/11	70,180	3,510	3,510	3,510	3,510
8/11/12	70,180	3,510	3,510	3,510	3,510
8/11/13	70,180	3,510	3,510	3,510	3,510
8/11/14	70,180	3,510	3,510	3,510	3,510
8/11/15	70,180	3,510	3,510	3,510	3,510
8/11/16	70,180	3,510	3,510	3,510	3,510
8/11/17	70,180	3,510	3,510	3,510	3,510
8/11/18	210,540	10,530	10,530	10,530	10,530

(3) Based on the closing price for a share of Company common stock as of September 30, 2008, of $12.52 per share.

Pension Benefits

The following table shows the present value of accumulated benefits payable to each named executive officer, including the number of years of service credited, under the Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements:

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit as of September 30, 2008 ($)	Payments During Last Fiscal Year ($)
Marc A. Stefanski	Third Federal Savings Retirement Plan	24.667	1,106,525	—

John P. Ringenbach	Third Federal Savings Retirement Plan	13.583	749,697	—

Marianne Piterans	Third Federal Savings Retirement Plan	14.000	727,419	—

Ralph M. Betters	Third Federal Savings Retirement Plan	15.333	841,466	—

David S. Huffman	Third Federal Savings Retirement Plan	13.917	699,588	—

For a discussion of the valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit, please see footnote 13 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 filed on November 26, 2008. Additional information concerning this plan is provided under “- Compensation Discussion and Analysis.”

Non-Qualified Deferred Compensation

The following table summarizes contributions and deferrals of compensation during fiscal year 2008 made by each named executive officer under such named executive officer’s Executive Retirement Benefit Plan and the Benefit Equalization Plan, which are not tax-qualified:

Non-Qualified Deferred Compensation

Name	Plan Name	Executive Contributions in Fiscal Year 2008 ($)	Company Contributions in Fiscal Year 2008 ($)	Aggregate Earnings in Fiscal Year 2008 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of September 30, 2008 ($)
Marc A. Stefanski	Executive Retirement Benefit Plan	—	180,000	16,602	—	519,130
	Benefit Equalization Plan	62,800	62,800	32,768	—	855,659
	Total	62,800	242,800	49,370	—	1,374,789

John P. Ringenbach	Executive Retirement Benefit Plan	—	55,207	4,458	—	159,117
	Benefit Equalization Plan	20,239	20,239	12,920	—	330,629
	Total	20,239	75,446	17,378	—	489,746

Marianne Piterans	Executive Retirement Benefit Plan	—	45,987	4,235	—	132,495
	Benefit Equalization Plan	15,326	15,326	9,644	—	245,961
	Total	15,326	61,313	13,879	—	378,456

Ralph M. Betters	Executive Retirement Benefit Plan	—	43,339	3,998	—	125,003
	Benefit Equalization Plan	13,914	13,914	5,513	—	143,826
	Total	13,914	57,253	9,511	—	268,829

David S. Huffman	Executive Retirement Benefit Plan	—	41,544	3,825	—	119,651
	Benefit Equalization Plan	12,957	12,957	4,905	—	128,079
	Total	12,957	54,501	8,730	—	247,730

All amounts reflected in the “Company Contributions in Fiscal Year 2008” and the “Aggregate Earnings in Fiscal Year 2008” columns are reported as compensation in the “Summary Compensation Table” on page 23, and all amounts reflected in the “Aggregate Balance as of September 30, 2008” column earned during the fiscal year of the Company’s initial public offering were reported in the “Summary Compensation Table” in the proxy statement for that year.

Potential Payments Upon Termination or Change in Control

The award agreements for stock options and restricted stock units granted under the 2008 Equity Incentive Plan provide for immediate vesting in full of those awards upon termination of the named executive officer’s employment as a result of death, disability (as defined by the U.S. Social Security Administration) or retirement and upon a change in control of the Company. Any unvested portion of an award is forfeited if the named executive officer’s employment is terminated other than as a result of death, disability or retirement. The following table sets forth the value of all unvested awards for which vesting would accelerate assuming a hypothetical termination or change in control occurring on September 30, 2008.

Named Executive Officer	Death ($)	Disability ($)	Retirement ($)	Change in Control ($)
Marc A. Stefanski

Stock Options(1)	1,973,946	1,973,946	1,973,946	1,973,946

Restricted Stock Units(2)	8,786,536	8,786,536	8,786,536	8,786,536

All Other Named Executive Officers

Stock Options(1)	98,670	98,670	98,670	98,670

Restricted Stock Units(2)	439,452	439,452	439,452	439,452

(1) Based on the difference between the closing price for a share of Company common stock on September 30, 2008 of $12.52, and the option exercise price of $11.74 per share.

(2) Based on the closing price for a share of Company common stock on September 30, 2008 of $12.52.

Under the 2008 Equity Incentive Plan, a change in control occurs upon any of the following: (a) any person (other than Third Federal Savings and Loan Association of Cleveland, MHC and certain other parties) becomes the beneficial owner of at least 25% of our common stock; (b) our incumbent directors (as defined below) cease to constitute a majority of the board of directors; (c) a merger or similar transaction involving the Company (other than (i) a merger or similar transaction that results in our common stock continuing to represent at least 50% of the voting power of the entity surviving the transaction, or (ii) a second-step conversion of Third Federal Savings and Loan Association of Cleveland, MHC) is consummated; (d) the Company’s stockholders approve a plan of complete liquidation of the Company; (e) a sale, liquidation or other disposition of all or substantially all of the Company’s assets is consummated; (f) a party makes a successful tender offer for at least 25% of the shares of our common stock; or (g) a potential change in control occurs and a majority of the Board of Directors and two-thirds of the incumbent directors deem that such event constitutes a change in control. Under the 2008 Equity Incentive Plan, the incumbent directors are defined as directors serving on our Board of Directors as of May 29, 2008 and any successor directors approved (a) by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors, or (b) by a nominating committee the members of which were approved by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors.

A potential change in control occurs upon any of the following: (a) a public announcement by any person of an intention to take actions which, if consummated, would constitute a change in control; (b) one or more transactions result in a change in control within the meaning of the Home Owners’ Loan Act, as amended; or (c) a proxy statement soliciting proxies from the Company’s stockholders is filed seeking stockholder approval of a plan of reorganization, merger, consolidation or similar transaction involving the Company and another entity, but only if such transaction has not been approved by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors.

Under the award agreements granted under the 2008 Equity Incentive Plan, a named executive officer can retire after any of the following occur: (a) he or she reaches age 75; or (b) he or she reaches age 62 and has completed 15 years of continuous service as an employee or director.

The named executive officers also would receive, upon any termination of employment, benefits under the Retirement Plan, the Executive Retirement Benefit Plan and the Benefit Equalization Plan as set forth under “Pension Benefits” and “- Non-Qualified Deferred Compensation.” Upon a change in control, the named executive officers would receive payments under the Executive Retirement Benefit Plan and the Benefit Equalization Plan as set forth under “- Non-Qualified Deferred Compensation.”

DIRECTOR COMPENSATION

Through fiscal year 2008, directors of the Company received $5,000 or $5,250 per calendar quarter, depending on their length of service and as determined by our Board of Directors. Members of our Audit Committee and Compensation Committee also received fees of $700 per Audit Committee or Compensation Committee meeting attended. Directors of Third Federal Savings and Loan received an annual retainer of between $20,000 and $31,000, depending on their length of service. All of our directors are also directors of Third Federal Savings and Loan. Mr. Stefanski and Ms. Piterans do not receive fees for their service as directors.

Each director of the Company, other than Mr. Stefanski and Ms. Piterans, was granted 50,000 restricted stock units on August 11, 2008. These restricted stock units vest in equal installments over a five- year period, commencing one year from the date of the grant (August 11, 2009). These restricted stock units will be settled in shares of our common stock upon vesting. The vesting of these restricted stock units accelerates upon death, disability, retirement, or following a change in control (as such terms are defined in the 2008 Equity Incentive Plan or the form of award agreement). For purposes of these awards to the directors, retirement is defined as cessation of board service other than for cause after attaining age 72. The restricted stock units are entitled to dividend equivalent rights. Dividend equivalent rights represent the right to receive cash payments on our dividend payment date equal in value to the amount of any cash dividend paid per share of common stock of the Company, multiplied by the number of shares of stock underlying the restricted stock units.

The following table sets forth the compensation paid to the directors of the Company during fiscal year 2008:

Name	Fees Earned or Paid ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Anthony J. Asher(4)	10,000	53,364	10,000	73,364

Thomas J. Baird	37,100	19,567	21,000	77,667

Martin J. Cohen	23,500	19,567	20,000	63,067

Robert A. Fiala	37,100	19,567	21,000	77,667

John J. Fitzpatrick	36,800	22,577	20,000	79,377

James S. Gascoigne	21,000	19,567	26,831	67,398

Bernard S. Kobak(5)	21,000	587,000	164,588	772,588

William C. Mulligan	21,400	19,567	20,000	60,967

Paul W. Stefanik	24,500	587,000	30,693	642,193

Anthony W. Zepp	24,500	587,000	29,587	641,087

(1) The following table sets forth the year each director was first elected and his annual retainer and committee fees:

Name	Director Since	Annual Retainer	Committee Fees
Anthony J. Asher	2008	10,000	0

Thomas J. Baird	2005	21,000	16,100

Martin J. Cohen	2006	20,000	3,500

Robert A. Fiala	2005	21,000	16,100

John J. Fitzpatrick	2006	20,000	16,800

James S. Gascoigne	1995	21,000	0

Bernard S. Kobak	1993	21,000	0

William C. Mulligan	2007	20,000	1,400

Paul W. Stefanik	1993	21,000	3,500

Anthony W. Zepp	1983	21,000	3,500

(2) The amounts reported in this column reflect the dollar amount recognized for financial statement purposes for the fiscal year ended September 30, 2008, in accordance with FAS 123(R), of awards pursuant to the 2008 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended September 30, 2008, filed with the SEC on November 26, 2008.

(3) For directors other than Mr. Kobak, amounts represent fees paid for service on the board of directors of Third Federal Savings and Loan.

(4) Mr. Asher became a director on April 24, 2008. Fees earned by Mr. Asher reflect all fees earned after that date.

(5) Mr. Kobak also is a part-time associate of the Company and receives compensation for his services as a part-time associate. Of the total All Other Compensation, $30,693 represents fees paid to Mr. Kobak for his services as a director of Third Federal Savings and Loan, $77,335 represents salary paid to Mr. Kobak for his services to the Company as an associate and $56,560 represents distributions paid under a SERP.

Beginning in fiscal year 2009, directors of the Company will be paid $25,000 annually, in monthly installments, and directors of Third Federal Savings and Loan will be paid $25,000 annually, also in monthly installments. Members of our Audit Committee and Compensation Committee will be paid $1,000 per Audit Committee or Compensation Committee meeting attended, and committee chairs will be paid an additional $10,000 annually in quarterly installments.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Robert A. Fiala (Chairman)

Thomas J. Baird (Vice Chairman)

Anthony J. Asher

John J. Fitzpatrick

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership of the shares of our common stock as of December 29, 2008 (unless otherwise noted), by: (a) the named executive officers; (b) the Company’s directors; (c) each other person (and such person’s address) who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding shares of common stock (based on information filed with the SEC); and (d) the Company’s executive officers and directors as a group. The persons named in the table, except as otherwise described in the notes below, have sole voting power and sole investment power with respect to all shares of our common stock set forth opposite their respective names.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Third Federal Savings and Loan Association of Cleveland, MHC, 7007 Broadway Ave., Cleveland, OH 44105	227,119,132		72.91%
Marc A. Stefanski	238,600	(2)	*
Anthony J. Asher	12,500	(3)	*
Thomas J. Baird	25,800	(4)	*
Martin J. Cohen	7,100	(5)	*
Robert A. Fiala	20,000		*
John J. Fitzpatrick	30,000	(6)	*
James S. Gascoigne	35,000	(7)	*
Bernard S. Kobak	100,000	(8)	*
William C. Mulligan	30,000		*
Marianne Piterans	78,221	(9)	*
Paul W. Stefanik	20,000	(10)	*
Anthony W. Zepp	4,000		*
Ralph M. Betters	81,083	(11)	*
David S. Huffman	83,768	(12)	*
John P. Ringenbach	103,964	(13)	*
All Executive Officers and Directors as a group (17 persons)	933,634		*

 * Less than 1%.

(1) Addresses have been provided only for those individuals having a 5% or greater beneficial ownership interest.

(2) Includes 30,000 shares held by Mr. Stefanski’s children, 20,000 shares held by Mr. Stefanski’s wife as custodian for the couple’s children, 62,825 shares held by Mr. Stefanski under the 401(k) Plan, 115,738 shares held in trust for the benefit of Mr. Stefanski’s sibling for which Mr. Stefanski is trustee, 7,200 shares held by

Mr. Stefanski’s sibling in an Individual Retirement Account (“IRA”) for which Mr. Stefanski has a power of attorney and 2,837 shares held in the ASOP.

(3) Includes 3,500 shares held by Mr. Asher’s IRA and 6,000 shares held by Mr. Asher’s wife.

(4) Includes 500 shares held by Mr. Baird’s adult child, 1,500 shares held by Mr. Baird as custodian for his children and 9,800 shares held by Mr. Baird’s Simplified Employee Pension Individual Retirement Account (“SEP IRA”).

(5) Includes 1,000 shares held by Mr. Cohen’s wife.

(6) Includes 10,000 shares held in Mr. Fitzpatrick’s SEP IRA, 13,000 shares held in Mr. Fitzpatrick’s wife’s SEP IRA, 2,000 shares held in his wife’s IRA and 5,000 shares held by a charitable foundation of which Mr. Fitzpatrick is a trustee.

(7) Includes 5,000 shares held by Mr. Gascoigne in his IRA.

(8) Includes 25,000 shares held by Mr. Kobak’s IRA, 25,000 shares held in trust for the benefit of Mr. Kobak and 50,000 shares held in a trust for the benefit of the estate of Mr. Kobak’s wife.

(9) Includes 26,046 shares held by Ms. Piterans under the 401(k) Plan and 2,175 shares held in the ASOP.

(10) Includes 10,000 shares held in trust for the benefit of Mr. Stefanik and 10,000 shares held in trust for the benefit of Mr. Stefanik’s wife.

(11) Includes 48,459 shares held by Mr. Betters under the 401(k) Plan, 100 shares held by Mr. Betters as custodian for his child, 30,129 shares held in trust for the benefit of Mr. Betters’s wife, 89 shares held by Mr. Betters’s child and 2,306 shares held in the ASOP.

(12) Includes 36,479 shares held by Mr. Huffman under the 401(k) Plan, 45,175 shares held by Mr. Huffman’s wife and 2,114 shares held in the ASOP. Mr. Huffman no longer has a reportable beneficial interest in 15,055 shares held by Mr. Huffman’s child and included in prior ownership reports.

(13) Includes 51,850 shares held in trust for the benefit of Mr. Ringenbach’s wife and 2,114 shares held in the ASOP.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are reviewed and discussed by our Board of Directors, whether or not the applicable transaction must be disclosed under federal securities laws, and our Board of Directors may approve or disapprove the Company entering into the transaction. All related party transactions also are reviewed annually with the Audit Committee.

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but contains a specific exemption from such prohibition for loans made by Third Federal Savings and Loan to our executive officers and directors in compliance with federal banking regulations. The aggregate amount of our outstanding loans to our officers and directors and their related entities as of September 30, 2008 was $3.6 million. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at September 30, 2008, and were made in compliance with federal banking regulations.

Our Board of Directors also determined that Mr. Gascoigne is not independent because of his business relationship with Third Capital, Inc., a wholly owned subsidiary of the Company. Mr. Gascoigne, in addition to his duties as a director of Third Federal Savings and Loan, the Company and Third Federal Savings and Loan Association of Cleveland, MHC, controls Baywater Capital Partners LTD, Baywater Realty Company LTD, Baywater Management Company and Fairfax Investment Company. These entities provide real estate and management services to Hazelmere Investment Group I LTD and Hazelmere of California LP, which are 70% owned by Third Capital, Inc., or have participating economic interests in the cash flows and capital proceeds of the Hazelmere entities. Fairfax Investment Company is the general partner of Hazelmere of California LP.

During the fiscal year ended September 30, 2008, the Baywater entities collectively received management fees of $689,985 from the Hazelmere entities. Third Capital, Inc. received distributions, including cash flows and capital proceeds, totaling $1,558,824 during the year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and beneficial owners of more than 10 percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of shares of common stock and other equity securities of the Company, and such persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended September 30, 2008 or with respect to such fiscal year, all Section  16(a) filing requirements applicable to its executive officers, directors and 10 percent beneficial owners were met.

PROPOSAL TWO: RATIFICATION OF THE SELECTION OF

DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT ACCOUNTANTS

Deloitte & Touche LLP served as the independent accountants to the Company for the fiscal year ended September 30, 2008 and is expected to be retained by the Company’s Audit Committee to do so for the fiscal year ending September 30, 2009, subject to the ratification of the appointment by our stockholders as required by our bylaws. A representative of Deloitte & Touche LLP is expected to be present at the 2009 annual meeting of stockholders, will have an opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent accountants is required under the Company’s bylaws. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Our Board of Directors recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2009.

Fees Paid to Deloitte & Touche LLP

Audit Fees. The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audits of the Company’s annual financial statements for the fiscal years ended September 30, 2008 and 2007 and the related reviews of the financial statements included in the Company’s Form 10-Qs filed with the SEC during each year were $789,514 and $741,418, respectively.

Audit-Related Fees. The aggregate fees billed for assurance and related services rendered by Deloitte & Touche LLP that are reasonably related to the performance of the audits or reviews of the Company’s financial statements and are not reported under “Audit Fees” above for the fiscal years ended September 30, 2008 and 2007 were $10,500 each year.

Tax Fees. For the fiscal years ended September 30, 2008 and 2007, there were no fees billed by Deloitte & Touche LLP for tax compliance or tax consulting.

All Other Fees. For the fiscal years ended September 30, 2008 and 2007, there were no fees billed by Deloitte & Touche LLP for products or services other than those reported above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors. The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services.

Auditor Independence. The Audit Committee believes that the non-audit services provided by Deloitte & Touche LLP are compatible with maintaining the accountants’ independence.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2010 annual meeting of stockholders, the proposal must conform to the applicable proxy rules of the SEC concerning the submission and content of proposals and must be received by the Company prior to the close of business on September 18, 2009. In addition, if a stockholder intends to present a proposal at the Company’s 2010 annual meeting of stockholders without the inclusion of the proposal in the Company’s proxy materials, and written notice of the proposal is not received by the Company on or before December 2, 2009, proxies solicited by our Board of Directors for the 2010 annual meeting of stockholders will confer discretionary authority to vote on the proposal if presented at the meeting. Stockholders should submit proposals to the executive offices of the Company, 7007 Broadway Avenue, Cleveland, Ohio, 44105, Attention: Secretary. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

Stockholders and other interested parties may send written communications to our Board of Directors, an individual director or the non-management directors as a group by mailing them to our Board of Directors, individual director or group of non-management directors (as applicable), c/o Secretary, TFS Financial Corporation, 7007 Broadway Avenue, Cleveland, Ohio, 44105. The letter should indicate that the author is a stockholder of the Company and, if shares are not held of record, should include appropriate evidence of stock ownership. All communications will be forwarded to our Board of Directors, the individual director or group of non-management directors, as applicable, although the Secretary will not forward the communication if it is primarily commercial in nature, is unduly hostile, threatening, illegal or otherwise inappropriate, or if it relates to an improper or irrelevant topic. In certain situations, the Secretary may attempt to handle the inquiry directly or forward the communication for response by another associate of the Company.

Management does not know of any matters that will be presented for action at the meeting other than the items referred to in this proxy statement. If any other matters properly come before the meeting, the persons named in the proxy will vote on those matters in accordance with their judgment. For each other item that properly comes before the meeting, the vote required will be determined by applicable law, NASDAQ Stock Market requirements and the Company’s governing documents.

REVOCABLE PROXY

TFS FINANCIAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

February 26, 2009

9:00 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Marc A. Stefanski and John P. Ringenbach with full power of substitution to vote, as indicated herein, all the shares of common stock of TFS Financial Corporation held of record by the undersigned on December 29, 2008, at the Annual Meeting of Stockholders to be held on February 26, 2009, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

Receipt of the Notice of Annual Meeting of Stockholders and the related Proxy Statement dated January 15, 2009, is hereby acknowledged.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-

PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR

BY TELEPHONE.

(Continued, and to be marked, signed, and dated on the other side)

ê             FOLD AND DETACH HERE            ê

TFS FINANCIAL CORPORATION — ANNUAL MEETING, FEBRUARY 26, 2009:

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

http://www.thirdfederal.com/proxy2009

You can vote in one of three ways:

1.	Call toll free 866-287-9710 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/tfsl and follow the instructions.

or

3.	Mark, sign and date this proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Annual Meeting of Stockholders	Revocable Proxy TFS FINANCIAL CORPORATION	Please mark as indicated in this example	☒
FEBRUARY 26, 2009

		For	Withhold All	For All Except			For	Against	Abstain
1.	Election of Directors	☐	☐	☐	2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2009.	☐	☐	☐
	Nominees: (1) Anthony J. Asher (2) Bernard S. Kobak (3) Marianne Piterans				3.	In their discretion, to vote upon such other business as may properly come before the meeting.
					This proxy when properly executed will be voted as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in item 1 and FOR proposal 2.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s)’ name(s) or number(s) in the space provided below.					Mark here if you plan to attend the meeting				☐

					Mark here for address change and note change				☐

	Please be sure to date and sign This proxy card in the box below.		Date

    Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

	Sign above

+	x x x IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW x x x	+

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

é	é

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:

1.  By Mail; or

2.  By Telephone (using a Touch-Tone Phone); or

3.  By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy card. Please note that telephone and Internet votes must be cast prior to 3:00 a.m., February 26, 2009. It is not necessary to return this proxy card if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone any time prior to 3:00 a.m., February 26, 2009 866-287-9710	Vote by Internet any time prior to 3:00 a.m., February 26, 2009 at https://www.proxyvotenow.com/tfsl

Please note that the last vote received, whether by telephone, Internet, mail or in person at the meeting, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS: http://www.thirdfederal.com/proxy2009

Your vote is important!